Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

AtriCure Reports Record Second Quarter 2007 Financial Results

Highlights

•	Total revenues increased to $12.4 million – up 28% over second quarter 2006

•	Record domestic MIS revenues of $4.0 million – up 47% over second quarter 2006

•	Record 83 medical centers perform MIS procedures during the quarter

•	Domestic open-heart revenues of $6.8 million – up 21% over second quarter 2006

•	Frigitronics® cardiac product line acquired – expands technology platform

•	Isolator® bipolar ablation clamp system receives 510(k) clearance for cardiac use

WEST CHESTER, Ohio – August 9, 2007– AtriCure, Inc. (Nasdaq: ATRC), a medical device company focused on developing, manufacturing and selling innovative cardiac surgical devices, today announced record revenues of $12.4 million for the second quarter ended June 30, 2007, with each business sector setting new revenue records.

“We are pleased with our financial results and confident that we are building momentum across all sectors of our business. We are well positioned to expand the treatment alternatives for patients and grow the markets for our products,” said David J. Drachman, President and Chief Executive Officer. “Based on encouraging clinical reports using our minimally invasive platform, our products are being more broadly adopted and our Isolator SynergyTM system is fueling favorable growth trends in our open-heart business. The Isolator SynergyTM system demonstrates our Company’s commitment to innovation and superior patient outcomes. Being first with a 510(k) cardiac tissue clearance in support of bipolar ablation clamps is a competitive advantage and demonstrates our Company’s commitment to finding solutions that stimulate growth.”

Second Quarter 2007 Financial Results

Second quarter 2007 revenues were $12.4 million, a 28.0% increase over second quarter 2006 revenues of $9.6 million and a 14.9% increase over first quarter 2007 revenues of $10.8 million. Revenues from domestic open-heart products were $6.8 million, a 20.6% increase compared to $5.7 million in the second quarter of 2006 and a 4.4% increase over first quarter 2007 revenues of $6.6 million. Revenues from domestic minimally invasive products were $4.0 million, representing a 47.0% increase over second quarter 2006 revenues of $2.7 million and a $1.0 million, or 34.1%, increase over first quarter 2007 revenues of $3.0 million. International revenues were $1.5 million, a 20.5% increase over second quarter 2006 revenues and a 24.6% sequential increase.

Gross profit was $9.8 million and gross margin was 79.4%, compared to gross profit of $7.9 million and a gross margin of 81.5% for the second quarter of 2006. For the first quarter of 2007, gross margin was 79.4%. The decrease in gross margin as compared to the second quarter of 2006 was primarily due to the introduction of new products, which initially carry a higher product cost.

Operating expenses were $13.0 million for the second quarter of 2007 as compared with $11.4 million for the second quarter of 2006. The increase in operating expenses was primarily due to an increase in sales and marketing expenses. The net loss for the second quarter of 2007 was $2.8 million as compared to $3.2 million for the second quarter of 2006 and $4.3 million for the first quarter of 2007. Loss per share was $0.22 for the second quarter of 2007 on 12.9 million average shares outstanding as compared with a net loss of $0.26 per share on 12.1 million average shares outstanding for the second quarter of 2006. The net loss for the first quarter of 2007 was $4.3 million, or $0.35 per share, on 12.3 million average shares outstanding. The increase in average shares outstanding was primarily due to the issuance of 1.8 million shares on May 30, 2007 in a private placement transaction.

Cash, cash equivalents and short-term investments were $28.7 million at June 30, 2007 and there were 14.1 million shares of common stock outstanding. Cash used in operations was $5.6 million for the first six months of 2007 compared with $6.2 million for the first six months of 2006.

Acquisition of Frigitronics® CCS-200 Product Line for Cardiac Ablation

On August 7, 2007, AtriCure acquired the Frigitronics® cryogenic product line for use in cardiac surgical ablation procedures and certain related assets from CooperSurgical, Inc., a unit of The Cooper Companies, Inc. (NYSE: COO), for an aggregate purchase price of $3,661,536. The acquired product line includes the Frigitronics® console, which is currently used in combination with a variety of reusable cardiac ablation probes. Prior to the acquisition, AtriCure was a worldwide distributor of the product line.

“We are enthusiastic about this acquisition and we believe that the Frigitronics® system represents the gold standard for cryogenic cardiac surgical ablation. It has a long successful history and broad adoption in cardiac surgery which we attribute to its superior thermal dynamics. We estimate that there are more than 400 installed consoles in cardiac centers throughout the United States,” said David Drachman. “There is a growing market opportunity for cryogenic ablation probes during concomitant open-heart procedures. We are in the process of developing disposable cryogenic ablation probes, which we plan to use with the Frigitronics® console to capitalize on this growing market opportunity. Additionally these assets will broaden our technology platform and complement our existing open-heart products, which we believe will create a significant competitive advantage.”

Financial Guidance

The Company is confirming its full year 2007 guidance of $48 to $50 million in anticipated revenues and an expected net loss per share between $0.95 and $1.05. For the third quarter of 2007, which is a seasonally light quarter, the Company expects revenues between $11.3 and

$12.0 million. “We are maintaining our full year net loss per share guidance. This reflects the impact of our anticipated expenses to support our cryogenic disposable probe development offset by the benefit to the loss per share calculation that results from the additional shares issued in the private placement offering,” said David Drachman.

Conference Call

AtriCure will host a conference call at 10:00 a.m. EDT on Thursday, August 9, 2007 to discuss second quarter 2007 results. A live Web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate Web site at www.atricure.com. Pre-registration is available for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PWDMFQ7AJ.

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference. Pre-registration only takes a few moments and you may pre-register at any time, including up to and after the call start time. Alternatively, if you prefer being placed into the call by an operator, please call (888) 713-4209 for domestic callers and (617) 213-4863 for international callers at least 15 minutes prior to the call start time and use reservation number 35544301.

The Web cast will remain available on AtriCure’s Web site through September 9, 2007. A telephonic replay of the call will also be available until September 9, 2007. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 11864110.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company focused on developing, manufacturing and selling innovative cardiac surgical devices designed to create precise lesions, or scars, in soft and cardiac tissues. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation clamps as a treatment alternative during open-heart surgical procedures to create lesions in cardiac, or heart, tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, leading cardiothoracic surgeons have described the AtriCure Isolator® bipolar ablation clamps as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 2.5 million Americans and predisposes them to a five-fold increased risk of stroke.

The FDA has cleared the AtriCure Isolator® bipolar ablation system for the ablation, or destruction, of soft tissues in general and cardiac surgical procedures but has not yet cleared or approved the system for the treatment of AF. The FDA has cleared the AtriCure multifunctional bipolar pen for the ablation of cardiac tissue and for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias, but the multifunctional bipolar pen has not been approved for the treatment of AF.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-

looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuit) or other proceedings, government regulations and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$12,352,219	$9,649,038	$23,102,989	$18,285,846
Cost of revenues	2,547,152	1,785,417	4,757,647	3,385,158

Gross profit	9,805,067	7,863,621	18,345,342	14,900,688
Operating expenses:
Research and development expenses	2,927,984	2,928,171	6,057,262	5,838,664
Selling, general and administrative expenses	10,036,836	8,488,970	20,320,023	15,985,068

Total operating expenses	12,964,820	11,417,141	26,377,285	21,823,732

Loss from operations	(3,159,753)	(3,553,520)	(8,031,943)	(6,923,044)
Other income:
Interest income, net	175,719	272,547	325,642	552,300
Grant income	74,190	72,632	412,333	72,632
Foreign currency transaction gain	122,754	—	204,457	—

Net loss	$(2,787,090)	$(3,208,341)	$(7,089,511)	$(6,298,112)

Basic and diluted loss per share	$(0.22)	$(0.26)	$(0.56)	$(0.52)

Weighted average shares outstanding:
Basic and diluted	12,943,884	12,118,032	12,622,937	12,107,116

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2007	December 31, 2006
Assets

Current assets:
Cash and cash equivalents	$27,736,249	$14,890,383
Short-term investments	999,380	4,598,032
Accounts receivable, net	7,247,903	6,562,341
Inventories, net	3,976,143	3,389,401
Other current assets	988,402	1,247,738

Total current assets	40,948,077	30,687,895
Property and equipment, net	4,169,754	3,643,069
Intangible assets	665,778	772,778
Goodwill	3,840,837	3,840,837
Other assets	153,463	183,486

Total assets	$49,777,909	$39,128,065

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$8,806,238	$7,265,424
Current maturities of long-term debt and capital leases	407,513	391,460

Total current liabilities	9,213,751	7,656,884
Long-term debt and capital leases	484,693	692,544
Other liabilities	337,500	84,375

Total liabilities	10,035,944	8,433,803
Stockholders’ equity:
Common stock	14,121	12,189
Additional paid-in capital	102,938,474	86,646,064
Other comprehensive (loss) income	(66,455)	90,673
Accumulated deficit	(63,144,175)	(56,054,664)

Total stockholders’ equity	39,741,965	30,694,262

Total liabilities and stockholders’ equity	$49,777,909	$39,128,065

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(7,089,511)	$(6,298,112)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,046,280	884,655
Gain (loss) on disposal of equipment	6,852	(20,000)
Provision for losses on accounts receivable	(99,720)	56,231
Share-based compensation expense	882,999	468,927
Changes in assets and liabilities:
Accounts receivable	(585,842)	(770,243)
Inventories, net	(586,742)	(920,526)
Other current assets	255,872	346,511
Accounts payable and accrued liabilities	293,955	(18,002)
Other non-current assets and liabilities	253,125	45,006

Net cash used in operating activities	(5,622,732)	(6,225,553)

Cash flows from investing activities:
Purchases of property & equipment, net	(1,441,494)	(643,486)
Purchases of available-for-sale securities	—	(5,479,649)
Maturities of available-for-sale securities	3,608,000	4,865,000

Net cash provided by (used in) investing activities	2,166,506	(1,258,135)

Cash flows from financing activities:
Payments on long-term debt and capital leases	(191,798)	(182,332)
Proceeds from stock option exercises	151,345	37,598
Gross proceeds from private placement of common shares	16,499,997	—

Net cash provided by (used in) financing activities	16,459,544	(144,734)

Effect of exchange rate changes on cash	(157,452)	9,944
Net increase (decrease) in cash and cash equivalents	12,845,866	(7,618,478)
Cash and cash equivalents - beginning of period	14,890,383	27,432,948

Cash and cash equivalents - end of period	$27,736,249	$19,814,470